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                                                                    EXHIBIT 11.1

                                PARTMINER, INC.

      Computation of Shares Used in Computing Basic and Diluted Net Loss
                               Per Common Share
                       (in thousands, except share data)

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
                                                         Year ended December 31,
                                              ---------------------------------------------
                                                  1997            1998            1999
                                              -----------     -----------     ------------
Numerator:
  Loss before extraordinary item              $      (117)    $    (1,850)    $    (16,901)

  Extraordinary item-loss on early
   extinguishment of debt                               -               -           (1,030)

  Accretion of mandatorily redeemable
   convertible preferred stock                          -               -          (12,075)
                                              -----------     -----------     ------------
  Net loss applicable to common
   shareholders                               $      (117)    $    (1,850)    $    (30,006)
                                              ===========     ===========     ============
Denominator:
  Common stock, beginning of year              20,000,000      30,000,000       30,000,000
  Weighted average common shares
   repurchased during the year                          -               -      (11,917,808)
  Weighted average common shares
   issued during the year                       4,219,178               -          995,312
  Weighted average mandatorily
   redeemable common shares issued
   during the year                                      -               -       17,598,630
  Common stock options and warrants
   using the treasury stock method                      -               -                -
                                              -----------     -----------     ------------
  Weighted average shares used in
   computing basic and diluted net
   loss per common share                       24,219,178      30,000,000       36,676,134
                                              ===========     ===========     ============
Basic and diluted loss per common share:
  Loss before extraordinary item              $         -     $     (0.06)    $      (0.79)

  Extraordinary item                                    -               -            (0.03)
                                              -----------     -----------     ------------
  Basic and diluted net loss per
   common share                               $         -     $     (0.06)    $      (0.82)
                                              ===========     ===========     ============
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